JOINT VENTURE AGREEMENT

         This Joint Venture Agreement is entered into as of this 17th day of March 2006 by and between Utix Group, Inc. with its principal offices at 7 New England Executive Park, Suite 610, Burlington, Massachusetts 01803 ("Utix") and Overtoun Holdings, Inc., with its principal offices at 675 Third Avenue, New York, New York 10017 ("Overtoun").

         WHEREAS, Overtoun has significant relationships with major league, minor league and collegiate sports teams operating in North America and also with stadiums, arenas and automobile racing facilities, horse and dog tracks in North America and with museums and aquariums operating in North America with New York City Broadway theaters and night clubs operating in North America, and

         WHERAS Utix desires that Overtoun nurture those relationships in an effort to secure sales and develop programs which utilize the Utix ticket platform system ("Utix Platform" or "Platform") and use its business skills for the advancement of the business of Utix, which may include the sales and distribution of the Utix existing experience based product line ("Utix Products" or "Products"),

         NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

          1. MARKETS: Overtoun shall have the exclusive right to market the Utix platform program for the term to the entities listed below; provided however, that such exclusive right is not and shall not include any commercial or corporate sponsors of the entities.

               a. Major League, Minor League, and Collegiate sports teams and organizations participating in the activities of baseball, football, hockey, and soccer, operating in North America,

               b.   Stadiums and arenas in operation in North America,

               c. Automobile racing facilities, Horse and Dog Tracks in operation in North America,

               d.   Museums and Aquariums in operation in North America,

               e. Broadway theaters and entertainment centers, located in New York City.

               f.   Night clubs in operation in North America.


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                    Overtoun will also at the  direction of the Utix  management assist on a non-exclusive basis with the promotion and distribution of Utix Products in other markets subject to the same commission arrangement as set forth in paragraph 7 hereof.

          2. ORDERS: Utix shall provide Overtoun with sales brochures, sample cards, and order forms. Overtoun shall provide Utix with copies of any orders from any customers introduced by Overtoun no later than five business days following the day when the orders are received.

          3. PUBLIC ANNOUNCEMENTS: Overtoun will use its best efforts to obtain the consent from each customer providing an order to permit the use of the customer's name, likeness and/or logo, in Utix press releases and on the Utix website in the event Utix decides it wishes to do so.

          4. MARKETING EXPENSE ADVANCE: To assist Overtoun with the expenses relating to the staffing, travel, and marketing during the initial period of this Agreement, Utix will make advances to Overtoun of $35,000 upon execution of this Agreement and $10,000 per month on May 1, 2006, June 1, 2006, July 1, 2006, August 1, 2006 , September 1, 2006 and October 1, 2006 (collectively, "Marketing Advances").


          5. QUARTERLY MARKETING REPORTS: Overtoun shall provide on or before the first day of each quarter commencing on April 1, 2006 a report to Utix outlining the marketing targets for that quarter.


          6. TERM: This Agreement shall commence on April 1, 2006 and continue in effect to April 1, 2008. As long as the gross revenue relating to business introduced by Overtoun exceeds U.S. $2,000,000 during each two-year period the Agreement shall be automatically renewed for additional two year terms. Gross revenue shall be calculated by gross value of all Utix Program revenue and Utix Product sales generated by Overtoun on the market segments described in Paragraph 1 hereof and the revenue generated with Overtoun's assistance pursuant to the request of Utix's management.


               EXCEPT AS PROVIDED, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR THE LOSS OF ANTICIPATED PROFITS ARISING



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               FROM ANY BREACH OF THIS  AGREEMENT  BY SUCH  PARTY,  EVEN IF SUCH
               PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE.



          7.   COMPENSATION & FEES:


               For each exclusive program and for any non-exclusive programs in which Utix's management request Overtoun's assistance, Utix shall retain 14% of the Net Program Profit resulting from the first $1 million of Ticket Revenues (as such terms are defined herein below) and 10% of the Net Program Profit thereafter (the balance after deduction of such amounts, the "Adjusted Net Program Profit").

               For each exclusive program and for any non-exclusive programs in which Utix's management request Overtoun's assistance Utix shall retain 50% of the Adjusted Net Program Profit and shall distribute 50% to Overtoun, provided however that Utix shall recover the Marketing Expense Advance prior to any distribution to Overtoun. Utix shall distribute to Overtoun its monthly share of the Adjusted Net Program Profit, if any, within 10 business days after the end of each month.

               Overtoun may at its sole option and upon approval of Utix, elect to receive shares of common stock of Utix as payment for all or any portion of the Adjusted Net Program Profit. The shares of common stock shall be valued as of the date Utix is required to remit payment to Overtoun based upon the terms of this agreement, The stock shall be subject to the restrictions of Rule 144 under the Securities Act of 1933, as amended.

               In the event this agreement is not renewed, Overtoun shall continue to receive its share of the Adjusted Net Program Profit as to each customer introduced by Overtoun for as long as any customer introduced by Overtoun remains a customer of Utix with respect to any program commenced prior to the date of expiration of this agreement. Overtoun's relationships with such customers are valuable corporate assets of Overtoun which Overtoun is making available to Utix pursuant to the terms of this agreement.




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               For purposes of this section,  (i) "Ticket  Revenues"  shall mean revenues derived from ticket programs for admission experiences issued by Utix in the markets specified in Section 1(a) - 1(f) hereof and revenue relating to Overtoun's participation in the non-exclusive market segments as requested by Utix management; and "Net Program Profit" for each program shall mean the gross profit resulting from the Ticket Revenues after deduction of all Expenses related thereto.

               Anything to the contrary above notwithstanding, Utix shall also recoup all program setup, operational, fulfillment and any other costs attributable to each ticket program, including, without limitation, any licensing fees, commissions and other revenue share agreements payable thereunder (collectively any such costs and expenses, the "Expenses") prior to distribution of the Adjusted Net Program Profit relating to any ticket program.

               Any fees received by Utix other than Ticket Revenues for any program for which compensation would be payable hereunder shall be split evenly by the parties, net of any expenses incurred by either party related thereto.



          8. CHARITABLE CONTRIBUTION BUDGET: Utix agrees, subject to board approval, to provide in its budget $5,000 per quarter for Charitable Contributions. Overtoun agrees to match that amount and provide in its budget $5,000 per quarter for Charitable Contributions. The Charitable Contributions are to be made to museums that have been introduced by Overtoun and have become customers of Utix to support benefit dinners organized by the museums. The Charitable Contributions budget may also be employed to purchase tickets for theater benefits which are held in Broadway theaters which have been introduced by Overtoun and have become customers of Utix. As to any particular contribution or any particular purchase of tickets for theater benefits, each such contribution or purchase shall be subject to the prior consent of Utix and Overtoun. If any budget allocation is not used in any quarter, the allocation shall be added to the next quarter. Any recipients of a contribution or any charity receiving funds relating to the purchase of theater benefit tickets must be a charity recognized as such under section 501(c)(3) of the Internal Revenue Code of the United States.


          9. AUDIT RIGHTS: Utix shall maintain a separate accounting for each customer and program introduced by Overtoun. Overtoun shall



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               have  the  right  to  an  annual   inspection;   by  a  qualified
               independent accountant, of the books and records of Utix as to customers and programs introduced by Overtoun. This right may be exercised by a written notice of thirty (30) business days and shall take place at the offices of Utix during normal business hours. In the event that as a result of the inspection, it is determined that there is a deficiency in the amount due to Overtoun, Utix will be responsible for paying the reasonable fees for the inspection.


          10. CORRESPONDENCE: The parties agree to provide each other with copies of correspondence and emails sent to or received from customers introduced by Overtoun.


          11. FACSIMILE BINDING: The parties agree that this Agreement when signed by both parties and transmitted by facsimile is legally binding upon the parties.


          12. PROGRAM ADDENDUM: Each promotional campaign and/or product development shall require a coordinating project cost and time-line sheet (Program Addendum) whereby each component, service and product shall be itemized with an estimate of cost and terms. This Deal Sheet will require sign-off by both parties should the program require significant changes. Final pricing, delivery terms, etc. shall be documented in a formal amendment to this agreement and shall be signed by the authorized officers of Overtoun and Utix.

PROPRIETARY RIGHTS

     OWNERSHIP OF PRODUCTS AND PROGRAM. Title to, ownership of and all proprietary rights in the Utix Products and Program are reserved to and will at all times remain with Utix. Customers or Overtoun will not alter or remove any copyright or other proprietary legends or notices on or in copies of the products and related documentation. The placement by Utix of a copyright notice on any portion of the products will not be construed to mean that such portion has been published and will not derogate from any claim that such portion is a trade secret or contains proprietary and confidential information of Utix. Utix retains all right, title and interest in and to the products, including all copyright, patent and trade secret rights.

     TRADEMARKS. Overtoun acknowledges that Utix is the owner of Utix's trade name and trademarks. Overtoun will acquire no rights in or to Utix's trade name and trademarks by virtue of this Agreement, Overtoun activities under such Agreement, or any relationship Overtoun may have with Utix. Upon expiration of this Agreement, Overtoun will immediately cease use of Utix's trade name and trademarks, as well as any other combination of words, designs, trademarks or trade names that would indicate relationship with Utix.


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     CONFIDENTIAL  INFORMATION.  Confidential Information means that information which either party desires to protect against disclosure or unauthorized use and which is identified as confidential at the time of disclosure, or
     which  by  its  context  is   understood  to  be   confidential.   Overtoun
     acknowledges that the products and services constitute valuable assets and constitute Utix Confidential Information. Utix acknowledges that the names, email addresses, and telephone numbers of its relationships within the market segments set forth in paragraph 1 hereof constitute valuable
     corporate   assets  of  Overtoun  and  constitute   Overtoun   confidential
     information. Utix and Overtoun will hold in confidence any Confidential Information received from the other party and will protect it with at least the same degree of care that would be exercised with respect to the receiving party's own information of like importance, but in no event less than reasonable care, for a period of three (3) years from the termination of this Agreement. The foregoing restrictions do not apply to an item of information which (i) is or becomes known by a recipient without an obligation to maintain its confidentiality, (ii) is or becomes generally known to the public through no act or omission of recipient, or (iii) is independently developed by the recipient without use of confidential or
     proprietary  information.   Utix  agrees  that  it  will  not  solicit  the
     relationships of Overtoun in connection with the sales of any other Utix products.

NON SOLICIT

     Each party agrees that during the term of this Agreement, and for a period ending one (1) years following the date of this Agreement, that it will not recruit, solicit, induce or attempt to induce any employee or consultants or subcontractors of the other party to terminate their employment or otherwise cease their relationship with the other party, either directly or indirectly.

MISCELLANEOUS PROVISIONS

     A.  APPLICABLE LAW.

     All matters pertaining to the validity, performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Delaware.

     B.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter


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     hereof. No  representation,  promise,  inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

     C.  NOTICE.

     Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by one of the means set forth herein below). Receipt shall be deemed to have occurred upon the earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five (5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) business day after such notice is deposited with a recognized overnight courier service with instructions for overnight delivery.

     D.  FORCE MAJEURE.

     Neither Party shall be responsible to the other Party for non-performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties. In no event shall financial inability excuse a Party's performance hereunder.

     E.  NO ASSIGNMENT.

     This Agreement shall not be assigned without the express written permission of the other party, which may be withheld for any reason, except to a parent or subsidiary or following a change in control of either party.

     F.  SEVERABILITY.

     In the event that any provision hereof shall be deemed in violation of any applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

     G.  MISCELLANEOUS.

     The  above  Recitals  and  all  Attachments   attached  hereto  are  deemed
     incorporated  herein  by  reference.  Notwithstanding  any rule or maxim of


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     construction  to  the  contrary,  any  ambiguity  or  uncertainty  in  this
     Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.


IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

Dated as of this 31st day of March, 2006.

UTIX GROUP, INC.                             OVERTOUN HOLDINGS, INC.


BY   /s/ Anthony Roth                        BY /s/ Charles W. Sullivan
     -------------------------------            --------------------------------
     Anthony G. Roth          Date              Charles W. Sullivan      Date
     President & CEO                            President



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